EXHIBIT 5.1

AXIUM LOGO

August 3, 2004

Securities and Exchange Commission
450 Fifth Street N.W. Judiciary Plaza
Washington, D.C. 20549
U.S.A.

Dear Sirs/Mesdames:

Re: Bema Gold Corporation (the “Company”) — Registration Statement on Form S-8

We are Canadian counsel to the Company. We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933 (the “Act”). We understand that the purpose of the Registration Statement is to register a total of 9,000,000 common shares of the Company (the “Shares”), which are issuable pursuant to the exercise of stock options which have or may be granted under the Company’s Amended Stock Option Plan (the “Plan”).

For the purpose of giving this opinion we have examined a copy of resolutions of the board of directors of the Company passed on April 18, 1995, August 6, 1997, March 10, 1999, July 2, 2002, June 12, 2003 and June 23, 2004, resolutions of the members of the Company passed as of May 24, 1995, September 10, 1997, June 9, 1999, June 28, 2002, June 11, 2003 and June 23, 2004, and all such other documents, and have made such investigations, as we have considered necessary in order to render the opinions hereinafter expressed. In reviewing such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents. We have also assumed the completeness and accuracy of the corporate records of the Company as filed in the minute books of the Company.

The opinions expressed in this letter are subject to the following exceptions and qualifications:

(a)	we do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable therein; and

(b)	our opinions are based on legislation and regulations in effect on the date hereof.

Based and relying upon the foregoing, we are of the opinion that:

1.	The Shares have been reserved for issue pursuant to the Plan;

2.	Each Share reserved for issuance pursuant to the Plan will, upon:

(a)	grant of one or more options under the Plan, the allotment for issuance of Shares under such options, and the fixing of a price for such Shares in accordance with the Plan by the Board of Directors of the Company; and

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(b)	receipt by the Company of payment in full for each such Share to be issued and the issuance of such Shares in accordance with the terms of a binding option agreement and the Plan;

be validly issued as a fully paid and non-assessable common share of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion.

This opinion is delivered exclusively for the use of the persons to whom it is addressed and is not to be used or relied upon by third parties. This opinion should not be quoted from or referred to in dealings with third parties without our prior written consent. This opinion may not be published nor circulated without our express written consent.

Yours very truly,

/s/ Axium Law Group